Exhibit 99.1

August 5, 2020	Edward Vallejo
Vice President, Investor Relations
856-955-4445
edward.vallejo@amwater.com

Maureen Duffy
Senior Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com
AMERICAN WATER REPORTS SECOND QUARTER 2020 RESULTS

•Second quarter 2020 GAAP diluted earnings were $0.97 per share, compared to $0.94 per share in 2019, a 3.2% increase; year-to-date 2020 GAAP diluted earnings were $1.65 per share, compared to $1.56 per share in 2019, a 5.8% increase

◦Quarter and year-to-date results reflect an estimated $0.05 per share unfavorable impact from the COVID-19 pandemic

•Continued essential services during the COVID-19 pandemic, while focusing on safety, customer service, and liquidity

•2020 GAAP earnings guidance range of $3.79 to $3.89 per share
CAMDEN, N.J., August 5, 2020 - American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter ended June 30, 2020.
“With safety as our top priority, American Water continues to provide essential services in every community we serve,” said Walter Lynch, president and CEO of American Water. “We adjusted how we work, we developed and implemented new safety measures, we took proactive steps by discontinuing service shut offs and collection of late fees, and we increased communications with our customers and public officials.”
“All of these efforts are in addition to the continued execution of our strategies, investing a total of $930 million in our systems through June 30, 2020. In addition, we have added more than 17,700 customers to date through closed acquisitions and organic growth and are now fully operational on two new military bases. We also look forward to welcoming an additional 43,600 customer connections through pending acquisitions,” added Lynch.
“American Water employees delivered another solid quarter of results in the midst of the pandemic and we are committed to delivering 2020 earnings in the range of $3.79 to $3.89 per share.”

PRESS RELEASE	1	www.amwater.com

COVID-19 Response
Since the beginning of this pandemic, the Company has continued to focus on three main areas as part of its response to COVID-19; the care and safety of its employees; the safety of its customers and the communities it serves; and the execution of its business continuity plan.
Below is a summary of a few of the many actions the Company continues to take to help its employees, customers and communities through this health emergency:
•Employees
◦Suspended all work-related air and rail travel as of March 3 and suspended participation in sponsored events and public gatherings
◦Employees who can work from home have been required to do so effective March 16
•Customers and Communities
◦Suspended billing-related service shutoffs and restored service to customers who were previously shut off for non-payment
◦Suspended payment of late fees until further notice
◦Made more than $400,000 in charitable contributions over the last 3 months to support our communities as they deal with the impacts of COVID-19
•Regulatory and Liquidity
◦Implemented actions to strengthen the Company’s liquidity position and ensure access to capital
◦Actively engaged with state regulatory commissions to address COVID-19 financial impacts, with commission approval orders received in 10 out of 14 regulated jurisdictions as of August 5, 2020
Consolidated Results
For the three and six months ended June 30, 2020, earnings per share were $0.97 and $1.65, respectively, which reflect increases of 3.2% and 5.8%, respectively, compared to the same periods in 2019. GAAP results were favorably impacted $0.02 per share and $0.03 per share for the three and six months ended June 30, 2020 respectively, related to depreciation not recorded as required by assets held for sale accounting and also reflected an estimated $0.05 per share unfavorable impact for the quarter and year to date periods from the COVID-19 pandemic.
Normalized for the impact of depreciation on assets held for sale and the estimated unfavorable impact from the COVID-19 pandemic, results reflected continued growth in our Regulated Businesses from revenues resulting from infrastructure investment, acquisitions and organic growth. The Company also had growth in the Market-Based Businesses, primarily from Homeowner Services. Parent company expense increased primarily from higher interest expense to support growth in the Regulated Businesses.
For the first six months of 2020, the Company made capital investments of approximately $930 million, including $881 million primarily for infrastructure improvements in the Regulated Businesses and $40 million for regulated acquisitions.
The Company plans to invest approximately $1.9 billion as planned across its footprint in 2020.
Regulated Businesses
In the second quarter of 2020, the Regulated Businesses’ GAAP net income was $177 million, compared to $156 million for the same period in 2019. Included in results is the $3 million benefit related to the depreciation not recorded due to assets held for sale and the estimated $7 million unfavorable impact from the COVID-19 pandemic.
Regulated revenue increased approximately $48 million from additional authorized revenues from infrastructure investments, acquisitions and organic growth, partially offset by higher O&M expenses of $12 million to support growth in the business and $10 million in estimated lower net revenues from the impact of COVID-19 on customer demand. Depreciation increased by $12 million, mainly related to infrastructure investment growth.

PRESS RELEASE	2	www.amwater.com

For the first six months of 2020, the Regulated Businesses net income was $300 million, compared to $266 million for the same period in 2019. Included in results is the $5 million benefit related to the depreciation not recorded due to assets held for sale and an estimated $7 million unfavorable impact from the COVID-19 pandemic.
Regulated revenue increased approximately $83 million from additional authorized revenues from infrastructure investments, acquisitions and organic growth, partially offset by higher O&M expenses of $32 million to support growth in the business. The regulated revenue increase includes $10 million in estimated lower net revenues from the impact of COVID-19 on customer demand. Depreciation increased by $17 million, mainly related to infrastructure investment growth.
The Company expects additional annualized revenues of approximately $18 million from general rate cases, including step increases and approximately $62 million from infrastructure surcharges. The Company is in various stages of general rate cases in five jurisdictions and filed for infrastructure surcharges in two jurisdictions, for a total annualized revenue request of approximately $294 million. There can be no assurance that all or any portion of these pending requests will be granted.
For the 12-month period ended June 30, 2020, the Company’s adjusted regulated O&M efficiency ratio (a non-GAAP financial measure) improved to 34.3 percent, compared to 35.2 percent for the 12-month period ended June 30, 2019. The improvement in this ratio reflects the continued focus on operating costs, as well as an increase in operating revenues for the Regulated Businesses.
Market-Based Businesses
In the second quarter of 2020, net income in the Market-Based Businesses was $23 million, compared to $21 million for the same period in 2019. For the first six months of 2020, net income in the Market-Based Businesses was $45 million, compared to $41 million for the same period in 2019. For Homeowner Services, the delay in new partner relationships and launch of new products attributed to COVID- 19 has had an estimated negative impact on results by $0.01 per share year to date.
Homeowner Services’ results include price increases that occurred in the third quarter of 2019 and the first quarter of 2020. Military Services was awarded two military bases (Joint Base San Antonio and U.S. Military Academy at West Point, New York) in the third quarter of 2019 and, as of June 1, 2020, the Company became fully operational on these bases.
Dividends
On July 29, 2020, the Company’s board of directors declared a quarterly cash dividend payment of $0.55 per share of common stock, payable on September 1, 2020, to all shareholders of record as of August 12, 2020.
2020 Earnings Guidance
The Company expects its 2020 earnings to be in the range of $3.79 per share to $3.89 per share on a GAAP basis. Included in this guidance range is an estimated $0.06 per share for depreciation not recorded as required by the accounting for assets held for sale and an estimated $0.05 per share to $0.08 per share estimated unfavorable impact from the COVID-19 pandemic. The full year estimated impact of COVID-19 is highly dependent on the projected impact of a number of unknown factors, which could include the length and severity of decreased demand for services and the nature and scope of regulatory solutions. This guidance range is reflective of expected GAAP results, as the two items noted here are largely offsetting. The GAAP guidance range previously announced of $3.85 per share to $3.95 per share was not reflective of any potential impacts of COVID-19 as no estimate could be made at that time. The first quarter 2020 GAAP guidance, however, did reflect the $0.06 per share depreciation not recorded as required under GAAP by the accounting for assets held for sale, resulting in the then announced adjusted guidance range of $3.79 per share to $3.89 per share. The Company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual, quarterly and current reports filed with the Securities and Exchange Commission (“SEC”).
Non-GAAP Financial Measures
This press release also includes a presentation of adjusted Regulated O&M efficiency ratio, which, excludes from its calculation estimated purchased water revenues and purchased water expenses, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item constitutes a “non-GAAP financial measure” under SEC rules. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the Company’s GAAP disclosures and should be considered as an addition to, and not a substitute for, any GAAP measure.

PRESS RELEASE	3	www.amwater.com

Management believes that this non-GAAP financial measure is useful to the Company’s investors because it provides an indication of the Company’s baseline performance excluding items that are not considered by management to be reflective of its ongoing operating results. Management believes that this non-GAAP financial measure will allow investors to better understand the operating performance of the Company’s businesses and will facilitate a meaningful year-to-year comparison of the Company’s results of operations. Although management uses this non-GAAP financial measure internally to evaluate the Company’s results of operations, management does not intend results excluding the adjustments to represent results as defined by GAAP, and investors should not consider it as an indicator of performance. In addition, the Company’s definition of O&M efficiency ratio may not be comparable to the same or similar measure used by other companies, and, accordingly, it may have significant limitations on its use.
Set forth in this release is a table that reconciles each of the components used to calculate adjusted Regulated O&M efficiency ratio to the most directly comparable GAAP financial measure.
Second Quarter 2020 Earnings Conference Call
The second quarter 2020 earnings conference call will take place on Thursday, August 6, 2020, at 9 a.m. Eastern Daylight Time. Interested parties may listen to an audio webcast through a link on the Company’s websites at amwater.com/corporate or ir.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online. The Company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.
Following the earnings conference call, an audio archive of the call will be available through August 13, 2020. U.S. callers may access the audio archive toll-free by dialing 1-877-344-7529. International callers may listen by dialing 1-412-317-0088. The access code for replay is 10146461. The audio webcast archive will be available for one year on American Water’s investor relations website at ir.amwater.com/events.
About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The Company employs more than 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to over 15 million people in 46 states. More information can be found by visiting amwater.com and follow American Water on Twitter, Facebook and LinkedIn.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release including, without limitation, 2020 GAAP earnings guidance, the outcome of pending acquisition activity, the impacts to the Company of the current novel coronavirus (COVID-19) pandemic health event, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower rates and regulatory responses to COVID-19; the timeliness and outcome of regulatory commissions’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions and dispositions, taxes, permitting, and other decisions; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, impact of the COVID-19 pandemic, or otherwise; a loss of one or more large industrial or commercial customers due to adverse economic conditions, the COVID-19 pandemic, or other factors; limitations on the availability of the Company’s water supplies or sources of water, or restrictions on its use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; changes in laws, governmental regulations and policies, including with respect to environmental, health and safety, consumer privacy, water quality and water quality accountability, emerging contaminants, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections; weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, pandemics (including COVID-19) and epidemics, earthquakes,

PRESS RELEASE	4	www.amwater.com

landslides, hurricanes, tornadoes, wildfires, electrical storms, sinkholes and solar flares; the outcome of litigation and similar governmental and regulatory proceedings, investigations or actions; the risks associated with the Company’s aging infrastructure, and its ability to appropriately maintain and replace current infrastructure, including its operational and technology systems, and manage the expansion of its businesses; exposure or infiltration of the Company’s critical technology and infrastructure systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means; the Company’s ability to obtain permits and other approvals for projects; changes in the Company’s capital requirements; the Company’s ability to control operating expenses and to achieve operating efficiencies; the intentional or unintentional acts of a third party, including contamination of the Company’s water supplies or water provided to its customers; the Company’s ability to obtain adequate and cost-effective supplies of equipment, chemicals, electricity, fuel, water and other raw materials; the Company’s ability to successfully meet growth projections for the Regulated Businesses and the Market-Based Businesses, either individually or in the aggregate, and capitalize on growth opportunities, including, among other things, with respect to acquiring, closing and successfully integrating regulated operations and market-based businesses, entering into contracts and other agreements with, or otherwise obtaining, new customers or partnerships in the Market-Based Businesses, and realizing anticipated benefits and synergies from new acquisitions; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; cost overruns relating to improvements in or the expansion of the Company’s operations; the Company’s ability to successfully develop and implement new technologies and to protect related intellectual property; the Company’s ability to maintain safe work sites; the Company’s exposure to liabilities related to environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers; changes in general economic, political, business and financial market conditions, including without limitation conditions and collateral consequences associated with the current pandemic health event resulting from COVID-19; access to sufficient capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on the Company or any of its subsidiaries, or on any of their current or future indebtedness, that could increase the Company’s financing costs or funding requirements or affect the ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase the Company’s cost and funding requirements; changes in federal or state general, income and other tax laws, including any further rules, regulations, interpretations and guidance by the U.S. Department of the Treasury and state or local taxing authorities related to the enactment of the Tax Cuts and Jobs Act, the availability of tax credits and tax abatement programs, and the Company’s ability to utilize its U.S. federal and state income tax net operating loss carryforwards; migration of customers into or out of the Company’s service territories; the use by municipalities of the power of eminent domain or other authority to condemn the systems of one or more of the Company’s utility subsidiaries, or the assertion by private landowners of similar rights against such utility subsidiaries; any difficulty or inability to obtain insurance for the Company, its inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or its inability to obtain reimbursement under existing insurance programs and coverages for any losses sustained; the incurrence of impairment charges related to the Company’s goodwill or other assets; labor actions, including work stoppages and strikes; the Company’s ability to retain and attract qualified employees; civil disturbances or terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.
These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in American Water’s annual, quarterly and other SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. American Water does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the Company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

PRESS RELEASE	5	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Operating revenues	$931	$882	$1,775	$1,695
Operating expenses:
Operation and maintenance	391	372	774	737
Depreciation and amortization	152	142	297	286
General taxes	75	72	152	141
(Gain) on asset dispositions and purchases	—	(6)	—	(9)
Total operating expenses, net	618	580	1,223	1,155
Operating income	313	302	552	540
Other income (expense):
Interest, net	(101)	(94)	(197)	(187)
Non-operating benefit costs, net	12	4	25	8
Other, net	8	15	11	18
Total other income (expense)	(81)	(75)	(161)	(161)
Income before income taxes	232	227	391	379
Provision for income taxes	56	57	91	96
Net income attributable to common shareholders	$176	$170	$300	$283

Basic earnings per share:
Net income attributable to common shareholders	$0.97	$0.94	$1.66	$1.56
Diluted earnings per share: (a)
Net income attributable to common shareholders	$0.97	$0.94	$1.65	$1.56
Weighted-average common shares outstanding:
Basic	181	181	181	181
Diluted	181	181	181	181
(a)Amounts may not calculate due to rounding.

PRESS RELEASE	6	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	June 30, 2020	December 31, 2019
ASSETS
Property, plant and equipment	$24,745	$23,941
Accumulated depreciation	(5,801)	(5,709)
Property, plant and equipment, net	18,944	18,232
Current assets:
Cash and cash equivalents	569	60
Restricted funds	36	31
Accounts receivable, net of allowance for uncollectible accounts of $43 and $41, respectively	298	294
Unbilled revenues	207	172
Materials and supplies	51	44
Assets held for sale	598	566
Other	137	118
Total current assets	1,896	1,285
Regulatory and other long-term assets:
Regulatory assets	1,144	1,128
Operating lease right-of-use assets	99	103
Goodwill	1,506	1,501
Postretirement benefit assets	158	159
Intangible assets	61	67
Other	201	207
Total regulatory and other long-term assets	3,169	3,165
Total assets	$24,009	$22,682

PRESS RELEASE	7	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	June 30, 2020	December 31, 2019
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 186,369,041 and 185,903,727 shares issued, respectively)	$2	$2
Paid-in-capital	6,730	6,700
Accumulated deficit	(7)	(207)
Accumulated other comprehensive loss	(39)	(36)
Treasury stock, at cost ($5,167,871.00 and 5,090,855 shares, respectively)	(348)	(338)
Total common shareholders' equity	6,338	6,121
Long-term debt	9,589	8,639
Redeemable preferred stock at redemption value	4	5
Total long-term debt	9,593	8,644
Total capitalization	15,931	14,765
Current liabilities:
Short-term debt	920	786
Current portion of long-term debt	69	28
Accounts payable	169	203
Accrued liabilities	512	596
Accrued taxes	58	46
Accrued interest	90	84
Liabilities related to assets held for sale	133	128
Other	162	174
Total current liabilities	2,113	2,045
Regulatory and other long-term liabilities:
Advances for construction	260	240
Deferred income taxes and investment tax credits	1,980	1,893
Regulatory liabilities	1,786	1,806
Operating lease liabilities	84	89
Accrued pension expense	397	411
Other	75	78
Total regulatory and other long-term liabilities	4,582	4,517
Contributions in aid of construction	1,383	1,355
Commitments and contingencies
Total capitalization and liabilities	$24,009	$22,682

PRESS RELEASE	8	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)
In millions

	For the Twelve Months Ended June 30,
(Dollars in millions)	2020	2019
Total operation and maintenance expenses	$1,581	$1,520
Less:
Operation and maintenance expenses—Market-Based Businesses	384	387
Operation and maintenance expenses—Other	(17)	(48)
Total operation and maintenance expenses—Regulated Businesses	1,214	1,181
Less:
Regulated purchased water expenses	142	132
Allocation of non-operation and maintenance expenses	30	33
Adjusted operation and maintenance expenses—Regulated Businesses (i)	$1,042	$1,016

Total operating revenues	$3,690	$3,521
Less:
Operating revenues—Market-Based Businesses	533	528
Operating revenues—Other	(20)	(22)
Total operating revenues—Regulated Businesses	3,177	3,015
Less:
Regulated purchased water revenues (a)	142	132
Adjusted operating revenues—Regulated Businesses (ii)	$3,035	$2,883

Adjusted O&M efficiency ratio—Regulated Businesses (i) / (ii)	34.3%	35.2%
(a)The calculation assumes regulated purchased water revenues approximate regulated purchased water expenses.

PRESS RELEASE	9	www.amwater.com